Exhibit 99.1

For Immediate Release March 16, 2005

Press Release	Contact: Ida Kane, SVP & CFO 801-724-6913 ida.kane@investools.com

INVESTools Announces Record Revenue and Cash Flow from Operations,
Completes Prior Period Restatements for Non-Cash Adjustments

SALT LAKE CITY – March 16, 2005 – INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced record revenues and cash flow from operations for 2004.  Revenues increased 39% to $96.9 million in 2004 from $69.8 million in 2003, as restated, based on a 59% growth in underlying sales transaction volume of $122.6 million in 2004 compared with $77.3 million in 2003 (please refer to the reconciliation of total revenue to sales transaction volume below for a discussion of the relevance of this measure).  Cash flow from operating activities more than doubled, increasing to $17.4 million in 2004 from $7.4 million in 2003, as restated.

Net loss in 2004 totaled $12.0 million, or $0.27 per share, compared to a loss of $7.3 million, or $0.17 per share in 2003, as restated.  The loss in 2004 was impacted significantly by the net increase of $25.7 million of deferred revenue, which will be recognized in future periods.  The majority of costs associated with the net increase in deferred revenue were expensed as incurred at the time of the sale.

Sales transaction volume and cash flow from operations reached record levels for the fourth quarter of 2004.  Sales transaction volume of $36.4 million in the fourth quarter of 2004 increased 21% compared to $30.2 million in the third quarter of 2004, as restated, and increased 43% compared to $25.4 million in the fourth quarter of 2003, as restated (please refer to the reconciliation of total revenue to sales transaction volume below for a discussion of the relevance of this measure).  Due to an increase in product sales in the fourth quarter, revenues increased to $24.7 million from $23.9 million in the third quarter of 2004, as restated, and from $23.3 million in the fourth quarter of 2003, as restated. Cash flow from operating activities increased to $7.0 million in the fourth quarter of 2004, from $5.5 million in the third quarter of 2004, as restated, and from $1.8 million in the fourth quarter of 2003, as restated.

Net loss in the fourth quarter of 2004 totaled $7.0 million. The loss in the quarter was impacted significantly by the net increase of $11.7 million of deferred revenue, which will be recognized in future periods.  The majority of costs associated with the net increase in deferred revenue were expensed as incurred at the time of the sale.

“INVESTools has emerged over the past two years as the market leader in investor education by providing a full range of continuing education products and services in a lifetime value of the student business model,” said Lee K. Barba, INVESTools’ Chairman and Chief Executive Officer. “With an estimated market opportunity exceeding 20 million households and a penetration rate of less than 5% so far, we are focused on our potential to acquire the most motivated, loyal and successful students in the investor education marketplace through live, distance and online learning formats that suit each student’s experience and educational needs.

“The successful use of new media channels to acquire students, including Direct Response Television and online advertising to leverage the INVESTools brand of investor education, as well as new partnerships with OptionsXpress and RefcoFX, which offer brokerage services to our students, have been positive steps toward these objectives.  The acquisition of Prophet Financial Systems, Inc. in January of this year has been another major step toward consolidating our product leadership and accelerating our plans to cost effectively transfer student support and service functions online.  Each of these strategic initiatives has been undertaken to improve long-term adjusted net operating margins for our shareholders.”

During 2004, the Company graduated more than 50,000 students, up from 25,000 graduates in 2003.  At December 31, 2004, the Company’s graduate base increased to more than 144,000 students from its investor education programs, and active subscribers to its InvestorToolbox websites increased to more than 51,000 subscribers.  Subscription retention rates have been maintained at greater than 65 percent.

As of December 31, 2004, the Company had cash and short-term investments in marketable securities of $24.6 million, up from $18.8 million at September 30, 2004 and $12.3 million at December 31, 2003.  Including restricted cash primarily collateralizing the Company’s merchant account relationships, as of December 31, 2004, the Company had cash and marketable securities of $26.8 million, up from $21.0 million at September 30, 2004 and $12.6 million at December 31, 2003.

Subsequent to year-end, the Company used $7.9 million in cash to acquire Prophet Financial Systems, Inc.

Restatement Discussion

As previously disclosed on February 18, 2005, the Company will restate its previously issued financial statements filed on Forms 10-K and 10-Q for the periods ended December 31, 2002, 2003, and the first three quarters of 2004 with the filing of its Form 10-K.  The restatements reflect adjustments to appropriately and more precisely match the timing of the revenue recognition to the period in which the service was delivered to the customer, in accordance with GAAP, for the following accounting errors:

A full month of subscription revenue had been recognized in the month of sale, which, depending on the actual date sold, caused accelerated recognition of a partial month of revenue in the month of sale;

•                  Website subscribers had been allowed to defer the commencement of their subscription period in various ways while subscription revenue had been accounted for commencing in the month of sale;

•                  Certain subscription renewals by students that still had remaining Web time were recognized ahead of the renewal period start date;

•                  The Company recognized personal coaching revenue over the historically realized period for students to complete their sessions and has had to adjust for certain personal coaching students who took longer than average or in some cases never utilized all of their sessions; and

•                  A sales reserve was established for anticipated product returns, based on historical return percentages.

The impact of these revenue adjustments reduces revenue by $2.2, $3.6, and $0.8 million in each of 2002, 2003 and the first nine months of 2004, respectively.

Additionally, the restatement includes the creation of a liability for potential sales tax adjustments, which increase selling expense by $1.5, $1.9, and $0.7 million for the years ended December 31, 2002, 2003 and the first nine months of 2004, respectively.  Finally, an adjustment was recorded to recognize a 2003 sublease agreement entered into at a loss, which resulted in an increase to general and administrative expense for the year ended December 31, 2003 by $0.3 million and a decrease to general and administrative expense for the first nine months of 2004 by $0.1 million.

In the aggregate, the restatements discussed above impact the net loss by $3.8, $5.8, and $1.4 million in each of 2002, 2003 and the first nine months of 2004, respectively.

“INVESTools has completed its review of all of its accounting policies and practices resulting in restatements. The restatement adjustments were a result of accounting errors and did not relate in any way to the validity of revenues from product sales, the cash balances of the Company, or any fraudulent behavior,” Mr. Barba added.

The Company expects to file an extension with the Securities and Exchange Commission and to file its Form 10-K by March 31, 2005, the extended deadline.  In addition, the Company expects that it will have its audit of internal control covering financial reporting completed by April 30, 2005.

Explanation of Non-GAAP Information

The Company believes that sales transaction volume before changes in deferred revenue is an important measure of business volume.  It is consistent with the amount of cash receipts from selling activities in the period and with the level of a majority of the cost components of cost of revenue.

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in millions)	2004	2004	2003	2004	2003

Sales Transaction Volume	$36.4	$30.2	$25.4	$122.6	$77.3
Change in Deferred Revenue	(11.7)	(6.3)	(2.1)	(25.7)	(7.5)
Total Revenue	$24.7	$23.9	$23.3	$96.9	$69.8

Conference Call Information

A conference call to discuss the financial results is scheduled for 8:30 a.m. Eastern today.  The call is being webcast by CCBN and will be available through INVESTools’ corporate website at www.investools.com under Investor Relations.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours following completion of the live call.

About INVESTools Inc.

INVESTools Inc. is a global leader in investor education.  The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, “at home” study programs, personal training sessions and through the Web.  More than 144,000 investors around the world have graduated from INVESTools investor education programs.  Visit the Company’s corporate Web site at http://www.investools.com for more information regarding the INVESTools Method™.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect the Company’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the timing and extent of the restatement of prior period financial statements and the filing of the Form 10-K as referenced herein, the ability to successfully integrate acquired and potential additional operating companies; demand for the Company’s products and services; the Company’s ability to compete effectively and adjust to rapidly changing market dynamics; the uncertainties associated with governmental regulation; and other factors detailed from time to time in the SEC reports of INVESTools Inc.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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INVESTOOLS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,
	2004	2003	2002
		Restated	Restated
ASSETS
Current assets:
Cash and cash equivalents	$10,736	$4,458	$5,160
Marketable securities	13,840	7,808	—
Accounts receivable, net	2,194	319	1,236
Income tax receivable	—	—	2,379
Current portion of restricted cash	384	—	—
Other current assets	2,493	420	378
Total current assets	29,647	13,005	9,153

Long-term restricted cash	1,876	357	355
Goodwill and intangible assets, net	16,468	12,357	12,443
Deferred tax asset	—	—	2,763
Furniture, fixtures and equipment, net	1,574	832	591
Other long-term assets	214	—	—
Total assets	$49,778	$26,551	$25,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of deferred revenue	$32,219	$14,044	$7,661
Accounts payable	4,994	1,391	2,850
Accrued payroll	2,178	1,544	1,095
Accrued tax liabilities	5,103	4,038	2,140
Other current liabilities	4,273	1,711	908
Total current liabilities	48,767	22,728	14,654

Long-term liabilities:
Other accrued liabilities	84	163	—
Long-term deferred revenue	8,421	476	367
Total liabilities	57,272	23,367	15,021

Stockholders’ (deficit) equity:
Common stock	449	442	432
Additional paid-in capital	129,097	127,058	126,663
Accumulated other comprehensive loss	—	(2)	—
Deferred stock compensation	(998)	(293)	(91)
Accumulated deficit	(136,042)	(124,021)	(116,720)
Total stockholders’ (deficit) equity	(7,494)	3,184	10,284
Total liabilities and stockholders’ (deficit) equity	$49,778	$26,551	$25,305

INVESTOOLS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years Ended
	December 31, 2004	December 31, 2003	December 31, 2002
		Restated	Restated

Revenue	$96,907	$69,802	$53,923
Costs and expenses:
Cost of revenue	64,234	41,209	25,411
Selling expense	23,973	19,926	14,143
Related party selling expense	—	501	4,880
General and administrative expense	19,912	13,419	14,154
Depreciation and amortization expense(A)	960	596	675
Total costs and expenses	109,079	75,651	59,263
Loss from operations	(12,172)	(5,849)	(5,340)
Other income (expense):
Gain (loss) on sale of assets	(77)	4	(2)
Interest income (expense) and other, net	236	74	(59)
Total other income (expense)	159	78	(61)
Net loss before income taxes and cumulative effect of accounting change	(12,013)	(5,771)	(5,401)
Income tax expense (benefit)	8	1,530	(194)
Net loss before cumulative effect of accounting change	(12,021)	(7,301)	(5,207)
Cumulative effect of accounting change	—	—	(28,417)
Net loss	(12,021)	(7,301)	(33,624)
Preferred stock dividend	—	—	(45)
Net loss attributable to common shareholders	$(12,021)	$(7,301)	$(33,669)

Net loss per common share - basic and diluted
Net loss before cumulative effect of accounting change	$(0.27)	$(0.17)	$(0.12)
Cumulative effect of accounting change	—	—	(0.68)
Net loss available to common shareholders	$(0.27)	$(0.17)	$(0.80)
Basic and diluted weighted average shares outstanding	45,045	43,692	41,983

(A) Depreciation and amortization expense would be further classified as follows:
Cost of revenue	$459	$316	$310
Selling expense	389	188	208
General and administrative expense	112	92	157
	$960	$596	$675